CALAMOS ASSET MANAGEMENT, INC.

CALAMOS FAMILY PARTNERS, INC.

CALAMOS INVESTMENTS LLC

CALAMOS ADVISORS LLC

CALAMOS FINANCIAL SERVICES LLC

CALAMOS WEALTH MANAGEMENT LLC

CALAMOS INVESTMENT TRUST

CALAMOS ADVISORS TRUST

CALAMOS CONVERTIBLE OPPORTUNITIES AND INCOME FUND

CALAMOS CONVERTIBLE AND HIGH INCOME FUND

CALAMOS STRATEGIC TOTAL RETURN FUND

CALAMOS GLOBAL TOTAL RETURN FUND

CALAMOS GLOBAL DYNAMIC INCOME FUND

CALAMOS DYNAMIC CONVERTIBLE AND INCOME FUND

CALAMOS INVESTMENTS LLP

Code of Ethics

and

Insider Trading Policy

Effective January 24, 2017

Retirement Blackout Periods	21
Event Specific Blackout Periods	21
Certain Exceptions	21
Prohibitions Relative to Trading CAM Securities	22
Additional Exceptions and Exemptions to Trading Policies, Procedures and Restrictions	23
Discretionary and Managed Accounts	23
Hardships	23
Corporate Accounts Hedging Transactions	24

TRADING POLICIES AND PROCEDURES FOR OUTSIDE TRUSTEES, UNAFFILIATED TRUSTEES, OUTSIDE DIRECTORS AND THEIR RELATED PERSONS	24

No Transactions with Clients	25
No Conflicting Transactions	25
Additional Requirements for Directors and Executive Officers	26
Section 16 Reporting and Prohibitions	26
Rule 144	27

OTHER REGULATORY REQUIREMENTS	28

Outside Employment or Outside Business Activity	28
Service as a Director or Officer	28
Gifts and Entertainment	28
Political Contributions	29
Identifying and Reporting Conflicts of Interest and Other Ethical Concerns	30

RECORD RETENTION	31

SCHEDULE A	32

FIRMS WITH ELECTRONIC FEEDS TO SCT	33

UNDERSTANDING AND APPLYING THE CODE

Purpose

The financial services industry is highly regulated and is subject to many laws and regulations designed to protect investors. Rule 17j-1 of the Investment Company Act of 1940, as amended (“the 1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) require that funds and advisers adopt a Code of Ethics that set forth standards of conduct and require compliance with federal securities laws.

Calamos Asset Management, Inc. (“CAM”), a publicly-traded company is required to meet strict standards to protect the integrity of the markets in which the securities trade. CAM and its subsidiaries and affiliated companies are primarily involved in the investment management, regulated investment companies – open-end mutual funds and closed-end funds – and financial services industries. Therefore, CAM is adopting this Code of Ethics and Insider Trading Policy (the “Code”).

Unless otherwise indicated in the Code, the term “Calamos” means CAM and its subsidiaries and affiliates.

The Code outlines the fiduciary principles governing an investment adviser’s fiduciary obligations to clients and personal trading by Access Persons (as defined below) of funds and investment advisers. These principles reflect:

•	The duty of Access Persons (as defined below) to place the interests of shareholders and clients ahead of their own interests;

•	The requirement that Access Persons comply with applicable Federal Securities Laws and to report any violations of the Code promptly to the Chief Compliance Officer (“CCO”) of Calamos;

•	The requirement that all Access Persons of a fund or investment adviser engage in personal securities transactions in accordance with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	The fundamental standard that Access Persons should not take inappropriate advantage of their positions.

The Code supplements the CAM Code of Business Conduct and Ethics and the Calamos Employee Handbook.

Scope

The Code applies to all directors, officers, employees and other Access Persons of Calamos. The Code also applies to any outsiders, including agents and consultants that have access through Calamos to Material Nonpublic Information. Supervised Persons (see definition below) are considered Access Persons (see definition below) under this Code.

The Code applies to all transactions in securities including but not limited to common stock, options and other derivative instruments (e.g. futures contracts) for common stock, debt securities, and any other securities that CAM or any other company may issue.

Questions regarding the Code or its application to specific transactions should be directed to the CCO of Calamos or General Counsel of Calamos.

Reporting Violations of the Code

Access Persons must promptly report any known or suspected violations of the Code to the CCO or General Counsel of Calamos.

A Supervised Person’s (see definition below) reporting obligations do not prevent him or her from (i) initiating communications directly with, cooperating with, providing relevant information to or otherwise assisting in an investigation by any governmental or regulatory body regarding a possible violation of any applicable law, rule, or regulation; (ii) responding to any inquiry from any such governmental or regulatory body; or (iii) testifying, participating in, or otherwise assisting in an action or proceeding relating to a possible violation of any such law, rule, or regulation. A Supervised Person is not required to notify Calamos of any such communications, cooperation, assistance, responses to inquiries, testimony, or participation.

Understanding the Terms

Capitalized terms used in this Code have special meanings defined below. It is important for you to read and become familiar with each definition used in the Code.

“Access Person”

Access Persons means any director, officer, employee of Calamos or an investment company managed by Calamos with the exception of Outside Trustees, Unaffiliated Trustees or Outside Directors or as otherwise provided under this Code. Access Persons includes consultants and agents to Calamos who have access to Material Nonpublic Information. All employees of Calamos and Investment Companies managed by Calamos are Access Persons.

“Automatic Investment Plan”

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership Interest”

Beneficial Ownership Interest shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in determining whether a person is a beneficial owner of a security for the purposes of Section 16 of the Exchange Act and Sect 30(h) of the 1940 Act, as amended, and the rules and regulations thereunder.

As a general matter, you have Beneficial Ownership Interest in a Covered Security, defined below, if you have or share a direct or indirect Pecuniary Interest (as defined below) in the security, including through any contract, arrangement, understanding, relationship or otherwise. Although this list is not exhaustive, you generally would be the beneficial owner of the following:

•	Securities held in your own name,

•	Securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements,

•	Securities held by a bank or broker as a nominee or custodian on your behalf or pledged as collateral for a loan, and

•	Securities owned by a corporation which is directly or indirectly Controlled by, or under common Control with, you.

(See also the definitions of Immediate Family and Related Persons)

“Broad-based Security”

A Broad-based Security generally refers to any security index that would not be classified as a narrow-based security index under the definitions or exclusions set forth in the Commodity Exchange Act and the Exchange Act or that meets certain criteria specified jointly by the U.S. Commodities Futures Trading Commission (“CFTC”) and the U.S. Securities and Exchange Commission (“SEC”). Examples include but are not limited to; the S&P 500, NASDAQ-100, Wilshire 5000, Russell 3000, AMEX Major Market and the Value Line Composite indices.

“Control”

Control means the power to exercise a controlling influence, which is intended to include situations where there is less than absolute and complete domination and includes not only the active exercise of power, but also the latent existence of power (e.g., the ability to exercise power). Anyone who beneficially owns, either directly or through one or more controlled entities, more than 25% of the voting securities of an entity is presumed to control that entity. In interpreting “Control,” the CCO will interpret the term consistent with Section 2(a)(9) of the 1940 Act.

“Corporate Account”

Corporate Account means any account maintained by any Calamos entity for the investment in Covered Securities, including Calamos sponsored regulated investment companies.

“Covered Security”

Covered Security means any stock, bond, future, investment contract, shares of closed-end funds, shares of open-end mutual funds for which Calamos is the adviser or subadviser, exchange traded funds, or any other instrument that is considered a “security” under the 1940 Act. The term “Covered Security” is very broad and includes items you might not ordinarily think of as “securities,” such as: options on securities, indexes, and currencies; limited partnership interests; interests in a foreign unit trust or foreign mutual fund; municipal securities; interests in a private investment fund, hedge fund, or investment club; or any right to acquire any security such as a warrant or convertible. In addition, purchase and sale transactions in Covered Securities in any 401(k) plan (excluding Calamos 401k plan), excluding percentage allocation changes or payroll deduction percentages, are considered transactions in Covered Securities.

The term Covered Security does not include direct obligations of the U. S. government (U.S. treasury bills, notes and bonds), money market instruments (including bank certificates of deposit, bankers’ acceptances, commercial paper and repurchase agreements), shares of open-end mutual funds not advised or subadvised by Calamos or units in 529 College Savings Plans.

“Fund”

Fund means an investment company, or series of investment companies, managed by Calamos.

“Immediate Family”

Immediate Family means family members sharing the same household, which includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or equivalent domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships. (See also the definition of Beneficial Ownership Interest and Related Persons).

“Investment Person”

Investment Person means each person who makes, or participates in making, investment decisions or recommendations for Calamos clients, or who, in connection with his or her regular functions or duties with Calamos, makes, participates in, or obtains information regarding the purchase or sale of securities by a client. Investment Person includes each Calamos portfolio manager, each research analyst, each support staff member working directly with portfolio managers and analysts, and each trader. This definition also includes outside consultants, contractors or agents hired by Calamos to perform investment related activities; as well as IT or systems’ consultants who have access to trading or investment systems.

“Material Information”

Information should be regarded as material if it could be important to decisions to buy, sell or hold a company’s securities. Any information that could reasonably be expected to affect the price of company securities should be considered material. Material information can be positive or negative, and can relate to historical facts, projections, or future events. Material information can pertain to a company as a whole, or to divisions or subsidiaries of a company.

During the course of their employment, Calamos personnel might learn material information about many companies, including CAM. Information dealing with the following subjects is likely to be found material in particular situations:

Financial Related Subjects:

•	Financial results

•	Changes in earnings forecasts

•	Unusual significant gains, losses or charges

•	Significant write-downs in assets

•	Significant changes in revenues

•	Significant liquidity issues

•	Changes in dividends

•	Stock splits

•	Stock repurchases

•	Changes in debt ratings

•	Significant new equity or debt offerings

Corporate Developments:

•	Proposals, plans or agreements, even if preliminary in nature, involving significant mergers, acquisitions, divestitures, recapitalizations, or strategic alliances

•	Major changes in directors or executive officers

Product Related Subjects:

•	Important new product offerings

•	Significant developments related to a company’s product offerings

•	Significant developments related to a company’s distribution relationships

•	Significant developments related to intellectual property

Other Subjects:

•	Developments regarding significant litigation

•	Developments regarding government agency actions

•	Execution or termination of significant contracts

This list is only illustrative, and certainly is not all-encompassing. Many other types of information may be considered material. When in doubt about whether particular information about CAM or another company is material, exercise caution and consult with the CCO or the General Counsel.

“Material Nonpublic Information”

Material Nonpublic Information is information that is not known to the general public, that, if known to the public, could reasonably be expected to affect the price of a company’s securities, or be considered important in deciding whether to buy, sell or hold a security. It is often referred to as “inside information.”

“Nonpublic Information”

Information about a company is considered nonpublic if it is not available to the general public. In order for information to be considered available to the general public, it must have been widely disseminated in a manner designed to reach investors. This is generally done by the company issuing a national press release or making a publicly-available filing with the SEC. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

“Outside Directors”

Outside Directors means those directors of Calamos Asset Management, Inc. who are not officers or employees of the publicly traded CAM.

“Outside Trustees”

Outside Trustees means those trustees of a fund who are not “interested persons” of the Fund, as that term is defined in Section 2(a)(19) of the 1940 Act.

“Pecuniary Interest”

Pecuniary Interest in a security means the opportunity, directly or indirectly, to profit or share in any profit or fees derived from a transaction in the security. An indirect Pecuniary Interest includes:

•	Covered Securities held by a member of an Access Person’s “Immediate Family”. For example, you would be presumed to have an indirect Pecuniary Interest in Covered Securities held by your minor child who lives with you but not in Covered Securities held by your adult child who does not live with you. You may request that a member of your Immediate Family be excluded from the Code’s reach by contacting the CCO and demonstrating why it would be appropriate. For example, it may be appropriate to exclude your adult uncle who lives with you from the Code’s reach.

•	A general partner’s proportionate interest in the portfolio Covered Securities held by a general or limited partnership.

•	A person’s right to dividends that are separated or separable from the Covered Securities.

•	A beneficiary’s pecuniary interest in Covered Securities holdings of a trust and any pecuniary interest of any Immediate Family member of such beneficiary (such Pecuniary Interest being to the extent of the person’s pro rata interest in the trust).

•	Remainder interests do not create a pecuniary interest unless the person with such interest has the power, directly or indirectly, to exercise or share investment Control over the trust.

•	A settlor or grantor of a trust (i.e., you establish the trust) if you reserve the right to revoke the trust without the consent of another person, unless you do not exercise or share investment Control over the Covered Securities.

A shareholder will not be deemed to have a Pecuniary Interest in the portfolio Covered Securities held by a corporation or similar entity in which the person owns Covered Securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment Control over the entity’s portfolio.

“Related Person”

Related Person includes your spouse or equivalent domestic partner, minor children, relative living in your home, and certain trusts under which you or a related party is a beneficiary or held under other arrangements, including a sharing of financial interest. Calamos personnel are responsible for ensuring that their Related Persons comply with the provisions of the Code.

(See also definitions for Beneficial Ownership Interest and Immediate Family.)

“Supervised Person”

Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of Calamos. It may also include other persons who provide investment advice on behalf of Calamos and are subject to Calamos’ supervision and control. For purposes of this Code, all Supervised Persons are considered Access Persons.

“Tipping”

Tipping is the disclosure of Material Nonpublic Information to another person in breach of a fiduciary or other obligation for the purpose of enabling the recipient (the tipee) to engage in insider trading or other improper activity. Tipping can result in liability for both the tipper and tipee.

“Unaffiliated Trustees”

Unaffiliated Trustees means those Trustees of a Fund who are not affiliated persons of Calamos but are not Outside Trustees.

CONSEQUENCES OF FAILURE TO COMPLY WITH THE CODE

Compliance with the provisions of the Code is a condition of employment of Calamos. Taking into consideration all relevant circumstances, management of Calamos will determine what action is appropriate for any breach of the provisions of the Code. Possible actions include disgorgement of profits, monetary fines, letters of sanction, suspension of trading privileges, and suspension or termination of employment.

The Board of Trustees of any investment company for which Calamos Advisors LLC is the investment adviser will determine what action is appropriate for any breach of the provisions of the Code by an Outside Trustee or Unaffiliated Trustee, which may include removal from the Board. The Board of Directors of CAM will determine what action is appropriate for any breach of the provisions of the Code by an Outside Director, which may include removal from the Board.

It is the responsibility of each Access Person to make sure that a transaction in any Covered Security by any Related Person complies with the provisions of the Code.

RESTRICTIONS ON THE USE AND DISCLOSURE OF CONFIDENTIAL INFORMATION BY CALAMOS PERSONNEL

Insider Trading and Tipping

Calamos Access Persons may not act on Material Nonpublic Information. Calamos Access Persons may not share Material Nonpublic Inofrmation, except in accordance with the provisions of the Code section entitled “Permitted Disclosures to Governmental Agencies and Entities and Self-Regulatory Organizations.”

Legal penalties for trading on or tipping Material Nonpublic Information are severe. They include criminal fines, civil fines of several times the profits gained or losses avoided, imprisonment and private party damages. The penalties also may apply to anyone who directly or indirectly controlled the person who committed the violation, including the employer and its management and supervisory personnel. Significant penalties have been imposed even when the disclosing person did not profit from the trading.

In addition to these possible outside sanctions, Calamos Access Persons who violate prohibitions on insider trading or tipping will face additional action from Calamos itself, up to and including termination of employment.

General Prohibitions

Material Nonpublic Information is an important type of confidential information, but it is only one type of confidential information. Our clients and suppliers entrust Calamos with important information relating to their personal and business matters. The nature of these relationships requires Calamos’ strict confidentiality and trust. In safeguarding the information received, Calamos earns the respect and further trust of our clients and suppliers. All employees, agents and consultants will be required to sign a Confidentiality Agreement at the time they are hired and this agreement carries an obligation to maintain strict confidentiality of confidential information, even after an Access Person’s employment is terminated.

Any violation of confidentiality seriously injures Calamos’ reputation and effectiveness. Therefore, except as permitted under the Code section entitled “Permitted Disclosures to Governmental Agencies and Entities and Self-Regulatory Organizations,” personnel are not to discuss confidential Calamos business with anyone who does not work for Calamos, and should never discuss business transactions with anyone who does not have a direct association with the transaction. Even casual remarks can be misinterpreted and repeated; therefore, employees should develop the personal discipline necessary to maintain confidentiality. If an employee becomes aware of anyone breaking this trust, they should report the incident immediately to the CCO or General Counsel.

If someone outside Calamos or the employee’s department asks questions regarding confidential matters, you are not required to answer, and you should not answer except as permitted under the Code section entitled “Permitted Disclosures to Governmental Agencies and Entities and Self-Regulatory Organizations.” Instead, you should refer the request to the department supervisor or a member of senior management. Inquiries to Calamos from Regulators should be immediately referred to the CCO or General Counsel.

No one is permitted to remove or make copies of any Calamos records, reports or documents without prior approval from management.

Material Nonpublic Information about Other Companies

Calamos personnel may become aware of confidential information concerning another company. This information may be Material Nonpublic Information and, as noted above, trading of securities, including futures or options of the company, based on this information is a violation of federal securities law.

Even after public disclosure of material information regarding a company, an insider with prior knowledge of the information must wait a period of one full trading day after the publication for the information to be absorbed before that person can treat the information as public.

For purposes of the Code, a full trading day means from the opening of trading on NASDAQ to the closing of trading on NASDAQ on that day. Accordingly, and by way of example, if an announcement is made before the commencement of trading on a Tuesday, an employee in possession of such information may trade in the company securities starting on Wednesday of that week (subject to any applicable blackout period and assuming the employee is not aware of other Material Nonpublic Information at that time), because one full trading day would have elapsed by then (all of Tuesday). If the announcement is made on Tuesday after trading has begun on NASDAQ, an employee in possession of the information may not trade in the company securities until Thursday of that week. If the announcement is made on Friday after trading begins, an employee may not trade in the company securities until Tuesday of the following week. NASDAQ holidays do not count as trading days and will impact this schedule.

Material Nonpublic Information about Calamos

If a director, officer, employee, agent or consultant of Calamos has Material Nonpublic Information relating to CAM or its securities, neither that person nor any Related Person may buy, sell or recommend securities of CAM. The prohibition also applies to market purchases and sales that are part of stock option exercises.

Non-public information relating to Calamos is the property of Calamos and the unauthorized disclosure of such information is prohibited. Various laws and regulations govern the methods and timing of announcements of information to the public. Unauthorized disclosures to select individuals or groups could result in substantial liability for you and Calamos.

No director, officer, employee, agent or consultant of Calamos may disclose (“tip”) Material Nonpublic Information about CAM, or products managed by CAM, to any other person, including any Related Persons, not authorized by Calamos to have such information, except as permitted under the Code section entitled “Permitted Disclosures to Governmental Agencies and Entities and Self-Regulatory Organizations.” Repeating rumors about CAM could also constitute tipping or conduct that could result in market manipulation. Even casual remarks can be misinterpreted and repeated; therefore associates should exercise personal discipline to maintain confidentiality.

Any director, officer, employee, agent or consultant of Calamos who becomes aware of Material Nonpublic Information pertaining to Calamos or the Funds must always remember that this information must be kept in strict confidence and not shared with others except as permitted under the Code section entitled “Permitted Disclosures to Governmental Agencies and Entities and Self-Regulatory Organizations.” Additionally, directors, officers, employees, agents or consultants of Calamos should not participate in the spreading of rumors, including forwarding of emails containing rumors. If an employee becomes aware of anyone breaking this trust, they should report the incident to the CCO or General Counsel immediately.

In addition, no director, officer, employee, agent or consultant of Calamos may, while in possession of Material Nonpublic Information about CAM, make any recommendations or express opinions regarding trading in CAM securities.

Even after public disclosure of material information regarding Calamos, an insider with knowledge of the information must wait a period of one full trading day after the publication for the information to be absorbed before that person can treat the information as public.

For purposes of the Code, a full trading day means from the opening of trading on NASDAQ to the closing of trading on NASDAQ on that day. Accordingly, and by way of example, if an announcement is made before the commencement of trading on a Tuesday, an Access Person in possession of such information may trade in Calamos securities starting on Wednesday of that week (subject to any applicable blackout period and assuming the employee is not aware of other Material Nonpublic Information at that time), because one full trading day would have elapsed by then (all of Tuesday). If the announcement is made on Tuesday after trading has begun on NASDAQ, an Access Person in possession of the information may not trade in Calamos securities until Thursday. If the announcement is made on Friday after trading begins, an employee may not trade in Calamos securities until Tuesday of the following week. NASDAQ holidays do not count as trading days and will impact this schedule.

Information about Calamos Exchange Traded Funds (“ETFs”)

Calamos has erected a “firewall” between CAM and Calamos Advisors LLC on the one hand, and Calamos Financial Services LLC, an affiliated broker-dealer, on the other, with respect to access to information regarding the portfolio composition of Calamos ETFs, or changes thereto, for which CAM or Calamos Advisors LLC is the investment adviser. No partner, officer, director, or other employee or agents and consultants of CAM or Calamos Advisors LLC may communicate with or provide information about the portfolio composition of Calamos ETFs, or changes thereto, with any partner, officer, director, or other employee of Calamos Financial Services LLC.

The Code addresses the use of Material Nonpublic Information by any director, officer, or partner of CAM or Calamos Advisors LLC, or any supervised person of CAM or Calamos Advisors LLC regarding the portfolio composition of Calamos ETFs, or changes thereto. Such director, officer, partner, or Supervised Person who has Material Nonpublic Information regarding the portfolio composition of any Calamos ETF, or changes thereto, is prohibited from purchasing, selling, or recommending the purchase or sale of that ETF, and from purchasing, selling, or recommending the purchase or sale of any securities that are a part of the Calamos ETF’s portfolio. In addition, such director, officer, partner, or Supervised Person may not disclose (“tip”) Material Nonpublic Information about the portfolio composition of a Calamos ETF, or any changes thereto, to any persons, including any Related Persons, not authorized by Calamos to have such information, except as permitted under the Code section entitled “Permitted Disclosures to Governmental Agencies and Entities and Self-Regulatory Organizations.”

Public Disclosure of Information about Calamos, its Closed-End Funds and its ETF

In the event any director, officer, employee, agent, or consultant of Calamos receives any inquiry from outside the company, such as from the media, a stock analyst or investors, for information that may be Nonpublic Information (particularly financial results or projections), the inquiry must be referred to the Director of Marketing other than where the communications are within the scope of the Code section entitled “Permitted Disclosures to Governmental Agencies and Entities and Self-Regulatory Organizations.” Since Calamos’ closed-end funds and ETFs are also publicly traded, the same restrictions apply to disclosure of information about those products. The Director of Marketing is responsible for coordinating and overseeing the release of such information to the media, investing public, analysts and others in compliance with applicable laws and regulations, including Regulation FD.

In communicating with analysts and the general public, Calamos and CAM will observe the following practices:

•	Communications to analysts or the general public regarding CAM should be made only by John P. Calamos, Sr., the Chairman, the CEO, the CAM Chief Financial Officer, or by Investor Relations.

•	CAM will not issue projections of, or comment on, future investment performance of itself or any of its products, including the mutual funds.

•	All disclosure of material information made by CAM about itself, the closed-end funds and the ETF managed by Calamos will be broadly disseminated to the public.

•	Ordinary communications of material information by and about CAM generally will be through press release, through regular channels. CAM will not issue materials regarding itself “for broker-dealer use only” or with similar restrictions; instead, any such materials will be distributed as press releases. If conference telephone calls to discuss material information are scheduled by CAM with analysts, CAM will provide adequate notice of the calls, and permit investors to listen in by telephone or internet web casting.

If any Calamos Access Person inadvertently discloses Material Nonpublic Information to analysts or other market professionals about CAM, the closed-end funds, or the ETFs managed by Calamos, Calamos is obligated to provide that information to the general public no later than 24 hours after the statement is made, or the commencement of the next day’s trading on NASDAQ. The Director of Marketing and the Legal Department must be notified immediately of any such inadvertent disclosure that comes to the attention of any Calamos personnel. The same obligation applies to Calamos if the disclosure is intentional.

Permitted Disclosures to Governmental Agencies and Entities and Self-Regulatory Organizations

The Code does not prohibit or restrict any person from reporting possible violations of federal, state, or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity or self-regulatory organization, including by initiating communications directly with, responding to any inquiry from, or providing testimony before any federal, state, or local regulatory authority or agency or self-regulatory organization, including without limitation the Securities and Exchange Commission, the Equal Employment Opportunity Commission, FINRA, and the Occupational Safety and Health Administration, or making any other disclosures that are protected by the whistleblower provisions of any federal, state, or local law or regulation.

REPORTING REQUIREMENTS

As part of its obligations under the securities laws, Calamos is required to obtain and maintain information about the trading activity of its Access Persons. Access Persons and their Related Persons are required to have personal trading accounts at brokers, dealers or banks with which Calamos has an electronic connection established so that information about account transactions is systematically sent to Calamos (eliminates paper statements). The Compliance Department maintains a current list of available firms. Access Persons and their Related Persons must transfer existing accounts to one of the available firms within one calendar quarter of the date of employment unless otherwise approved in writing by the CCO or General Counsel.

Initial Disclosure of Accounts and Covered Securities

When an Access Person begins employment with Calamos, the Access Person must, within 10 days, provide a holdings report regarding all investment or brokerage accounts with Covered Securities in which he or she has a Beneficial Ownership Interest. The information required should be input into Schwab Compliance Technologies (“SCT”) which is accessible from an employee computer terminal. This report must contain the following information which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

•	The issuer name and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership Interest;

•	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the Access Person’s direct or indirect benefit; and

•	The date that the Access Person submits the report. (This will be the date the report is submitted into SCT.)

In addition, a current Access Person must notify the Compliance Department via email BEFORE opening a new investment or brokerage account in which the Access Person will have a Beneficial Ownership Interest. The Compliance Department will issue an approval for account opening letter to the brokerage firm and request that the account be added to the electronic feed to SCT. Once the account is open the Access Person must enter it into SCT within 10 days.

Confirmations and Statements for all Brokerage and Investment Accounts

Until the electronic feed is set up, each Access Person is required to direct brokers, dealers or banks to supply to the Compliance Department, on a timely basis, duplicate copies of all confirmations of personal securities transactions and copies of periodic statements for all Covered Securities accounts in which he or she has a Beneficial Ownership Interest.

You are responsible for ensuring initially that the Compliance Department receives these confirmations and statements and for following up subsequently if Compliance notifies you that they are not being received. The Compliance Department will direct you to close an account if it is not on an electronic feed.

Quarterly Transaction Reports (Quarterly Account Statements)

Each Access Person shall report all personal transactions in Covered Securities in which he or she has a Beneficial Ownership Interest during a quarter to the CCO no later than 30 days after the end of the calendar quarter. Quarterly transaction reports shall include the following information for each individual transaction:

•	the date of the transaction, issuer name, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, and number of shares and principal amount of each Covered Security involved;

•	the type of the transaction (i.e., purchase, sale, exchange, gift, or other type of acquisition or disposition);

•	the price of the Covered Security at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected;

•	the account number; and

•	the date the report is submitted.

In addition, each quarter an Access Person must review the list of accounts and certify its accuracy. If a new account was opened in the quarter, the Access Person must ensure the applicable information including the date the account was established and the name of the broker, dealer or bank with whom the account has been established has been entered into SCT and is included on the list for which they are certifying.

In addition, quarterly transaction reports are not required to include transactions in Covered Securities made pursuant to an Automatic Investment Plan and reported in broker trade confirmations or account statements received by the Compliance Department.

Note that although all Access Persons must complete the quarterly affirmation, specific information (quarterly transaction report) relating to trading activity need not be submitted under this section if it would duplicate information contained in electronic feeds.

Annual Holdings Reports

On an annual basis, Access Persons are required to provide an annual holdings report to the CCO that contains certain information which must be current as of a date no more than 45 days before the report is submitted. Annual holdings reports shall be delivered to the Compliance Department between January 2 and January 30 of each year. This report must contain the following information:

•	the issuer name and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership Interest; and

•	the name of any broker, dealer or bank with which the Access Person maintained an account in which any Covered Securities were held for the Access Person’s direct or indirect benefit, and;

•	the date that the Access Person submits the report.

Note that although all Access Persons must complete the annual affirmation, the annual holding report need not be submitted if it would duplicate information contained in the electronic feeds to SCT.

The CCO’s accounts and reports are approved and reviewed by General Counsel.

Certification of Compliance

The CCO shall annually distribute a copy of the Code and any amendment, and require certification by all Access Persons as described below. The CCO shall be responsible for ensuring that all personnel comply with the certification requirement. Each Access Person is required to certify annually that (i) he or she has read and understands the Code; (ii) recognizes that he or she is subject to the Code; (iii) he or she has complied with the requirements of the Code; and (iv) he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code.

Any Access Person who has not engaged in any personal securities transaction during the preceding year for which a report was required to be filed pursuant to the Code shall include a certification to that effect in his or her annual certification.

Report to Fund Board

The CCO of the Calamos Fund Family shall provide an annual written report to the Board of Trustees of the Fund that:

•	summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

•	describes issues that arose during the previous year under the Code or related procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed in response to the material violations;

•	certifies to the board that the Fund has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code; and

•	identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

•	In addition, the Fund CCO shall report to the Board of the Fund on a quarterly basis any material violations of the Code.

THE PURCHASE AND SALE OF SECURITIES BY CALAMOS PERSONNEL

Pre-Clearance of Covered Securities Transactions

Except as expressly provided in this section, Access Persons and Related Persons must obtain approval from the Compliance Department before acquiring Beneficial Ownership Interest in any Covered Securities, unless the transaction is subject to one of the exclusions below. If the transaction is not approved, the Access Person or Related Person shall not participate in the transaction in any manner, whether directly or indirectly.

EACH transaction in a Covered Security must be pre-cleared by the Compliance Department.

A pre-clearance request is submitted to SCT and reviewed by the Compliance Department, which will either approve or deny the request.

Exceptions to the Pre-Clearance Requirement:

The provisions of this Code are intended to limit the personal investment activities of Access Persons only to the extent necessary to accomplish the purposes of the Code.

Therefore, the pre-clearance provisions of the Code shall not apply to:

•	Purchase of shares of open-end mutual funds advised or subadvised by Calamos. Redemptions cannot be made prior to the required 60 day holding period of shares (excluding percentage allocation changes or payroll deduction percentages within your 401(k) and shares purchased systematically through automatic investment plans or AIPSs).

•	Discretionary accounts—Purchases or sales effected in any account over which Access Persons or Related Persons have no direct or indirect influence or control, including discretionary accounts and managed account programs. See “Exceptions and Exemptions to Trading Policies, Procedures and Restrictions” below for further discussion of the policies, procedures and restrictions relating to discretionary and managed accounts;

•	Purchases or sales that are non-volitional on the part of either the Access Person, Related Person, or any client (including transactions pursuant to preexisting Rule 10b5-1 plans, discussed below) such as assignment of options or exercise of an option at expiration;

•	Automatic dividend reinvestment plan purchases (additional restrictions apply to CAM dividend reinvestment plan described below);

•	Purchases affected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Securities Trading (non-Calamos securities) by Calamos Personnel

Persons involved in the financial services industry are subject to restrictions on the way in which they can buy and sell securities for their own accounts. These restrictions are imposed by the SEC and other regulators on the assumption that industry employees have a greater opportunity for access to Material Nonpublic Information than do employees in other types of businesses and have a fiduciary obligation with respect to trading vis-à-vis client accounts. All personal trading must be done in a manner consistent with the provisions of this Code.

Trading Restrictions

The trading limitations described below are designed to prevent violations of the federal securities laws, as well as to avoid even the appearance of impropriety in trading by Calamos Access Persons.

1.	No Transactions with Clients

No Access Person shall knowingly sell to or purchase from a client any security or other property except securities issued by that client.

2.	No Conflicting Transactions

No Access Person, nor any Related Person shall purchase or sell, directly or indirectly, any Covered Security in which such persons has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership Interest (other than shares of an open-end fund advised or subadvised by Calamos) that the person knows or has reason to believe is being purchased or sold or considered for purchase or sale by a client, until the client’s transactions have been completed or consideration of such transactions has been abandoned.

A security is being “actively considered” (a) when a recommendation to purchase or sell has been made for the client and is pending or (b) with respect to the person making the recommendation, when that person is seriously considering making the recommendation.

A personal securities transaction of the same (or equivalent1) securities (excluding a Broad-based Security) shall not be executed until the sixth business day following the completion of any transaction for a client; until the second business day following the completion of any client transactions in a Broad-based Security.

The purchase and sale of shares of any open-end fund advised or subadvised by Calamos by an Investment Person, Access Person, Outside Trustee or Outside Director shall not be viewed as a conflicting transaction for the purpose of this section.

3.	Restricted List

When Calamos has access to Material Nonpublic Information on a security, the security will be placed on the Restricted List. NO personal trading is allowed in the security until it is removed from the Restricted List.

4.	No Initial Public Offerings

No Access Person or Related Person, and as provided by FINRA Rule 5130, no director, officer, or registered representative of Calamos Financial Services LLC, shall acquire Beneficial Ownership Interest in any security in an initial public offering.

5.	Holding Period to Reduce Excessive and Short-term or Speculative Trading

The Code requires each Access Person to avoid excessive or speculative trading in their Covered Account(s) that may cause undue financial risk or reduce their effectiveness in carrying out responsibilities at Calamos. It is important to note that market fluctuation in leveraged securities may require you to liquidate within a relatively short window of time. Access Persons are further prohibited from conducting transactions for the purpose of market timing in any Covered Security.

[1]	For the purposes of identifying an equivalent security, for individual entities, the Compliance department will review client transactions at the issuer level. Therefore, a request for an equity purchase will be denied if a conflicting convertible security in the same name has been placed for a client within five business days. Barring any further activity or conflicts, the associate could trade on the sixth business day.

To avoid instances of excessive or speculative trading a minimum holding period of 60 days is required from the time of purchase. For purpose of counting the 60 days, the beginning of the holding period for all transactions starts with the most recent transaction or under a “last-in-first-out” methodology (commonly referred to as LIFO). This prohibition includes short sales and applies without regard to tax lot considerations and without regard to profitability. Access Persons are able to sell within the 60 days if the security is trading at a significant loss (20% or greater) from where/when the Access Person purchased the security.

The 60 day holding period also applies to Calamos advised or subadvised open-end mutual funds. (excluding percentage allocation changes or payroll deduction percentages within your 401(k))

6.	Margin Accounts

Although margining and pledging securities as collateral is not prohibited, it is strongly discouraged. In any margin or loan account, the securities used as collateral may be sold without your consent to meet a margin call or to satisfy a loan. If such a sale occurs when a security is on the restricted list, during a black out period or when you have access to Material Nonpublic Information, it may raise questions of whether unlawful insider trading and/or violations to the provisions of Section 16 of the Exchange Act have occurred.

If you are unable to meet a margin call, you must contact the CCO in advance of the call date to discuss plausible exit strategies.

7.	Pre-Approval before Participating in Private Securities Transactions

No Access Person shall acquire a Beneficial Ownership Interest in any security in a private securities transaction without the express written prior approval of any of the President, CEO, or Chairman of Calamos.

Access persons must notify the Compliance Department via SCT and await receipt of the written approval (by any of the President, CEO or Chairman of Calamos) before engaging in any private securities transaction. Private securities transactions are any securities transactions outside the regular course or scope of your employment with Calamos including, but not limited to, transactions in unregistered offerings of securities, and purchases or sales of limited partnership interests.

In deciding whether that approval should be granted, consideration will be given to whether the investment opportunity should be reserved for clients and whether the opportunity has been offered because of the person’s relationship with Calamos or its clients.

An Investment Person who holds a private security must disclose that investment to a Co-Chief Investment Officer (“CIO”) and the CCO if he or she later participates in consideration of an investment in that issuer for a client’s account. Any investment decision for the client relating to that security must be made by other Investment Persons.

Trading Calamos Closed-End and Exchange Traded Funds

Again, all transactions by Access Persons and Related Persons in Calamos Closed-End Funds and Calamos ETFs must be pre-cleared.

In addition, officers and Trustees of Calamos Closed-End Funds and Executive Officers of Calamos Advisors LLC and Calamos Financial Services LLC must notify the General Counsel of any purchases or sales of Calamos Closed-End Funds, excluding dividend or capital gain reinvestments, on the day such transaction was effected. Such notification is required to meet reporting obligations under Section 16 of the Exchange Act and the rules thereunder.

Trading CAM Securities by Personnel and Related Persons

The personal trading policies and procedures regarding securities of other companies are broadly designed to protect Calamos clients against potential misuse of Material Nonpublic Information by Calamos personnel that could disadvantage the client, or enrich Calamos personnel at the expense of clients or otherwise to prevent violations of the federal securities laws. Additional restrictions apply to transactions in CAM securities by Calamos personnel. These restrictions are required under the federal securities laws to protect shareholders of Calamos from the potential misuse of Material Nonpublic Information about Calamos itself.

Broadly speaking, the provisions of the Code with respect to the purchase and sale of securities of other companies apply equally to the purchase and sale of CAM securities. However, trading in CAM securities by CAM personnel and their Related Persons is limited to specific time periods.

•	Every trade in CAM Securities must be pre-cleared including but not limited to stock option exercises, gifts, or any other transfer of CAM securities.

•	Pre-clearance is always required even during a trading window, as discussed below.

•	If pre-clearance is granted, the Access Person must execute his or her trade within the period of time indicated by the approving person on the pre-clearance form, which period of time shall not exceed two business days from the day on which pre-clearance is granted.

Blackout Periods and Trading Windows for CAM

1.	Quarterly Blackout Periods

The period leading up to CAM’s announcement of its quarterly financial results is a particularly sensitive period of time for trading in CAM securities from the perspective of complying with applicable federal securities laws. During this period, directors, officers and certain employees and consultants may possess Material Nonpublic Information about the expected financial results for the quarter. As a result, Access Persons of CAM are prohibited from trading in CAM securities and entering into trading plans including but not limited to dividend reinvestments during the period beginning on the 16th day of the last fiscal month of each fiscal quarter and ending at the close of the first day of trading on the NASDAQ National Market (“NASDAQ”) following the release of the quarterly financial results. For example, if the second quarter earnings are released on Monday, July 20th; the blackout window will begin on June 16th and remain in effect until Thursday, July 22nd, or the second trading day after the earnings are released.

It should be noted that even during the trading windows, any person possessing Material Nonpublic Information concerning CAM may not engage in any transactions in CAM securities until such information has been publicly disclosed for at least one full trading day, as discussed above. Trading in CAM securities during the trading window should not be considered a “safe harbor” for purposes of the insider trading laws, and all directors, officers, employees and other persons must use good judgment at all times and contact the CCO or General Counsel if there are questions.

The exempt transactions described below under “Certain Exemptions” are permissible even during the quarterly blackout periods. However, entering into or establishing a Rule 10b5-1 trading plan and setting up regularly scheduled plan transactions such as dividend reinvestment plan in CAM Securities are prohibited during blackout periods.

2.	Retirement Plan Blackout Periods

In the event that CAM shares are available in any Calamos retirement plan, directors and executive officers of Calamos are prohibited from purchasing, selling, acquiring or transferring Calamos shares and derivative securities acquired in connection with their service or employment during any blackout periods of more than three consecutive business days applicable to the participants in such retirement plan. Such blackout periods, while rare, usually occur in connection with administrative changes to the plans and plan service providers. The retirement plan or its sponsor is required to give directors, executive officers and affected plan participants advance written notice of such retirement plan blackout periods.

These blackout periods are intended to conform to the current and any future requirements of and exceptions to Section 306 of the Sarbanes-Oxley Act of 2002, as amended (“Section 306”). This prohibition will be interpreted and implemented in accordance with Section 306 and the regulations thereunder, as amended.

3.	Event Specific Blackout Periods

Calamos reserves the right to impose other trading blackouts from time to time on specified groups of its directors, officers, employees, agents or consultants when, in the judgment of the CAM’s General Counsel, a blackout period is warranted. Calamos will notify those affected by such a blackout of when the blackout begins and when it ends. Those affected should not disclose to others the fact of such trading suspension.

4.	Certain Exceptions

The prohibitions against trading while in possession of Material Nonpublic Information and during blackout periods do not apply to the following types of transactions in CAM securities:

•	Transactions pursuant to a preexisting binding contract, instruction or written plan that complies with the requirements of Rule 10b5-1 (“Rule 10b5-1”) under the Exchange Act, as amended (“Exchange Act”). Any such contract, instruction or written plan must be presented to the Legal and Compliance Department for approval prior to entering into the first transaction under such an arrangement.

•	Rule 10b5-1 provides a defense from insider trading liability for trading contracts, instructions and plans that meet the rule’s requirements. In general, a Rule 10b5-1 contract, instruction or plan must be entered into outside of blackout periods applicable to such person and when the person is not in possession of Material Nonpublic Information. Once the contract, instruction or plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions when established or delegate discretion on these matters to an independent third party, usually a broker.

•	Regularly scheduled and matching contributions to and withdrawals from a CAM stock fund in a benefit plan when the contributions or withdrawals are put in place outside of blackout periods applicable to such person and when not in possession of Material Nonpublic Information;

•	Regularly scheduled purchases and reinvestments in and withdrawals from a dividend reinvestment plan when the purchases, reinvestments or withdrawals are put in place outside of blackout periods applicable to such person and when not in possession of Material Nonpublic Information. However any such contract, instruction or written plan must be presented to the Compliance Department for approval prior to entering into such an arrangement.

•	Acceptance or vesting and any related stock withholding of stock options, restricted stock, restricted stock units, phantom stock units or other grants issued under CAM’s incentive compensation plans;

•	Acquisition or disposition of stock in a stock split, reverse stock split, stock dividend, or other transaction affecting all shareholders in a similar manner;

•	The exercise of restricted stock units by tendering cash or shares to CAM to pay the exercise price or related tax withholding; however, the sale of stock to obtain the cash needed to exercise an option or pay withholding taxes, or the sale of the stock acquired upon the exercise of an option is restricted per the Policy (Note, once a position is established, you must hold the position for 60 days and any subsequent sale is subject to pre-clearance. Additional restrictions may apply to persons identified under the requirement of Section 16 of the Exchange Act and the rules thereunder); and

•	Any other transaction authorized by the General Counsel of CAM as exempt from the Code.

Prohibitions Relative to Trading CAM Securities

As an investment philosophy, CAM does not believe in speculation, and speculation often leads to insider trading issues. Accordingly, Access Persons of CAM and its affiliates are prohibited from the following activities:

•	Purchases or sales of exchange-listed or OTC options on CAM stock;

•	The exercise of an option or right to purchase CAM shares, or the sale of CAM restricted stock which has vested, is generally not permitted if the final exercise date or the sale date falls within a blackout period, although certain transactions may be permitted, depending upon specific circumstances.

•	Short term or day trading (i.e. purchases and sales within a 60 day period) of CAM shares.

•	Short sales of CAM shares, other than shorting against the box.

Any exceptions to these restrictions must be approved in writing by both the CCO and the General Counsel of CAM.

Although margining and pledging of CAM securities as collateral is not prohibited, it is strongly discouraged. In any margin or loan account, the securities used as collateral may be sold without your consent to meet a margin call or to satisfy a loan. If such a sale occurs during a blackout period, or when you have access to Material Nonpublic Information, it may raise questions of whether unlawful insider trading and/or violations to the provisions of Section 16 have occurred. Because of this danger, it is recommended that directors, officers, employees, agents and consultants of CAM not hold CAM stock in a margin account or pledge CAM stock as collateral for a loan.

Additional Exceptions and Exemptions to Trading Policies, Procedures and Restrictions

1.	Discretionary and Managed Accounts

In order for an account to be deemed discretionary, approval must be received from the Compliance Department via SCT. Supporting documentation requested must be provided including evidence from the financial adviser of the discretionary account or managed account program and a copy of the most recent account statement.

A purchase or sale of securities in an account in which an Access Person or a Related Person has a Beneficial Ownership Interest shall not be subject to the prohibitions of the Code if the Access Person or a Related Person has no direct or indirect influence or control over the account (i.e., the account is managed on a discretionary basis) and the Access Person or Related Person does not have knowledge of the transaction until after it has been executed), provided the Access Person has previously identified the account to Calamos’ CCO.

2.	Hardships

Under unusual circumstances, such as a personal financial emergency or when it is determined that no conflict of interest or other breach of duty is involved, application for an exemption from certain restrictions on trading (but not pre-clearance or reporting requirements) under this Code may be made to the CCO, which application may be denied or granted in the CCO’s discretion. To request consideration of an exemption, submit a written request containing details on your circumstances and the reason(s) for the exception requested.

The CCO may, in these unusual circumstances, approve exceptions from the Code applicable to an individual, based on the unique circumstances of such individual and based on a determination that the exceptions can be granted (i) consistent with the individual’s fiduciary obligations to clients and (ii) pursuant to procedures that are reasonably designed to avoid a conflict of interest for the individual.

In addition, the CCO may exempt from Access Person status any individual or class of individual employee that is not required under Rule 204A-1 or Rule 17j-1 to be covered by the Code in circumstances that are deemed likely to not raise any conflicts with Calamos clients.

Any such exceptions shall be subject to such additional procedures, reviews and reporting as determined appropriate by the CCO in connection with granting such exception.

Any such exceptions will be reported in connection with the regularly scheduled board meetings to the Audit Committee Chairmen of CAM and the Audit Committee Chairmen of the Funds. Both Chairmen have the discretion to report these items to their respective Audit Committees.

3.	Corporate Accounts Hedging Transactions

CAM, Calamos Investments LLC (“CILLC”), Calamos Family Partners, Inc. (“CFP”) and its owners (“Calamos Family”) may invest in and hedge2 investments made by them in products managed by Calamos to support the continued growth of our investment products and strategies, including investments to seed new products. Notwithstanding any provision to the contrary in this Code, investments, and the corresponding hedging transactions, made by CAM, CILLC, CFP and the Calamos Family in Calamos products (excluding Closed-End Funds and ETFs) are not subject to the substantive restrictions in this Code, such as the short term trading ban. However, the hedging transactions are subject to pre-clearance by the Corporate Investment Committee and reporting to the CAM Audit Committee. The Adviser’s CCO and Funds’ CCO are copied in the approval process. In addition, the trading execution order must be (1) Calamos clients, (2) CAM, (3) CILLC, (4) and CFP and/or the Calamos Family.

The General Counsel may approve additional strategies or instruments based on unusual market circumstances and on the determination that the transactions would not impact the broader market or conflict with any client activity.

TRADING POLICIES AND PROCEDURES FOR OUTSIDE TRUSTEES, UNAFFILIATED TRUSTEES, OUTSIDE DIRECTORS AND THEIR RELATED PERSONS

No Outside Trustee, Unaffiliated Trustee or their Related Persons may own, directly or indirectly, a Beneficial Ownership Interest in any Calamos Asset Management, Inc. (“CLMS”) securities.

An Outside Director and Related Persons shall report in writing to the General Counsel of Calamos Asset Management, Inc., within one business day, any personal securities transaction by him or her or a Related Person, including but not limited to Automatic Investment Plan investments, including dividend reinvestments, in securities of CLMS. Such reporting is required to meet obligations under Section 16 of the Exchange Act and the rules thereunder.

Although an Outside Trustee, Unaffiliated Trustee, or Outside Director are generally exempt from certain reporting requirements, they are required to file quarterly transaction reports under certain circumstances. They shall report in writing to the CCO of the Calamos Fund Family, within 30 days after the end of a calendar quarter, any transaction by him or her or a Related Person in a Covered Security if, at the time of the transaction he or she knew, or in the ordinary course of fulfilling his or her duties as a Trustee or Director should have known, that on the day of the transaction or within 15 days before or after that day a purchase or sale of that Covered Security was made by or considered for a Fund. Such reporting, if required, shall contain the same information required for Access Persons (as described above in the Section entitled: “Reporting Requirements” found on pages 12 – 14.

[2]	For purposes of the Code, hedging transactions, or a series of hedging transactions, are defined as instruments used to reduce the overall risk and volatility of investments made in Calamos products only. The instruments used to complete the hedging transactions must be Broad-based Securities which can be long and/or short instruments that may include, but not limited to, indices, ETFs, and futures as well as options on these instruments. Hedging transactions may also include index collars which are commonly employed in order to add downside protection while making a trade-off and limiting upside profit potential by writing calls to help finance the cost of the puts.

An Outside Trustee or Unaffiliated Trustee or Related Persons shall also report in writing to the CCO of the Calamos Fund Family, within one business day, any personal securities transaction by him or her or a Related Person of any of him or her in shares of Calamos closed-end Funds. Such reporting is required to meet obligations under Section 16 of the Exchange Act and the rules thereunder.

No Transactions with Clients

No Outside Trustee or Related Persons shall knowingly sell to or purchase from a client any security or other property except securities issued by that client.

No Conflicting Transactions

No Outside Director, Outside Trustee, Unaffiliated Trustee nor any Related Person of any of them, shall purchase or sell, directly or indirectly, any Covered Security in which such persons has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership Interest (other than shares of an open-end fund advised or subadvised by Calamos) that the person knows or has reason to believe is being purchased or sold or considered for purchase or sale by a client, until the client’s transactions have been completed or consideration of such transactions has been abandoned.

A security is being “actively considered” (a) when a recommendation to purchase or sell has been made for the client and is pending or (b) with respect to the person making the recommendation, when that person is seriously considering making the recommendation.

Absent extraordinary circumstances, a personal securities transaction of the same (or equivalent3) securities (excluding a Broad-based Security) shall not be executed until the sixth business day following the completion of any transaction for a client; until the second business day following the completion of any client transactions in a Broad-based Security.

The purchase and sale of shares of any open-end fund advised or subadvised by Calamos by an Investment Person, Outside Trustee, Outside Director or Related Persons shall not be viewed as a conflicting transaction for the purpose of this section.

A purchase or sale of securities in an account in which an Outside Trustee or a Related Person has a Beneficial Ownership Interest shall not be subject to the prohibitions of the Code if the Outside Trustee or a Related Person of the Outside Trustee has no direct or indirect influence or control over the account (i.e., the account is managed on a discretionary basis by someone other than the Outside Trustee or the Related Person, and the Outside Trustee or Related Person does not have knowledge of the transaction until after it has been executed),

[3]	For the purposes of identifying an equivalent security, for individual entities, the Compliance Department will review client transactions at the issuer level. Therefore, a request for an equity purchase will be denied if a conflicting convertible security in the same name has been placed for a client within five business days. Barring any further activity or conflicts, the associate could trade on the sixth business day.

Additional Requirements for Directors and Executive Officers

Directors, including Outside Directors and certain officers of CAM and its affiliated companies, as well as other personnel with regular access to CAM’s financial information, must obtain prior clearance from the General Counsel of CAM before engaging in any transaction in CAM securities and securities of Calamos Advised Closed-End funds and ETFs. This includes trades within the trading windows described above. A request should be made at least two business days in advance of the proposed trade date, and the clearance will generally be good for 48 hours. CAM personnel subject to this requirement are listed in Attachment A, which may be amended from time to time.

In addition, initial participation in a dividend reinvestment plan of CAM stock must be pre-cleared by CAM’s General Counsel and thereafter only for changes in reinvestment directions (e.g., change in the percent of the dividend amount being reinvested). The following information must be provided initially for each dividend reinvestment plan of CAM stock you participate in: (i) the name of the plan and plan sponsor; (ii) the reinvestment directions give to the plan sponsor; and (iii) form of ownership (e.g., hold directly, jointly with spouse, through a trust, etc.). Typically, these transactions need to be reported to the SEC within two business days after the execution of the transaction.

Such persons also may trade in CAM securities and securities of closed-end funds managed by CAM pursuant to the provisions of Rule 10b5-1 of the Exchange Act. Rule 10b5-1 provides a defense from insider trading liability for trading contracts, instructions and plans that meet the rule’s requirements by sharply limiting the discretion an insider has over the timing, amount and pricing of trades. In general, a Rule 10b5-1 contract, instruction or plan must be entered into, in writing, outside of blackout periods applicable to such person and when the person is not in possession of Material Nonpublic Information. Once the contract, instruction or plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. In short, it is similar to regularly scheduled purchases and reinvestments in, or withdrawals from, dividend reinvestment plans or similar programs. The plan must either specify the amount, pricing and timing of transactions when established or delegate discretion on these matters to an independent third party, usually a broker. Such arrangements must be approved by the Legal and the Compliance Department prior to the first transaction.

Section 16 Reporting and Prohibitions

Under the requirements of Section 16 of the Exchange Act and the rules thereunder, certain parties are required to report any transactions in CAM securities and the Calamos Advised Closed-End funds and Calamos Advised ETFs including but not limited to dividend reinvestments on a regular basis. These persons include:

•	CAM’s CEO

•	CAM’s principal financial officer

•	CAM’s principal accounting officer (or, if there is no such accounting officer, the controller)

•	Any director of CAM, including Outside Directors

•	Any vice-president of CAM in charge of a principal business unit, division or function (such as sales, administration or finance)

•	Any other officer of CAM who performs a policy-making function

•	Any other person who performs similar policy-making functions for CAM, or

•	Shareholders beneficially owning ten percent or more of any class of CLMS equity securities.

Officers of CAM’s parent(s) or subsidiaries shall be deemed officers of CAM if they perform such policy-making functions for CAM. In general, such persons are deemed to have inside information by virtue of their positions within CAM.

Transactions of Immediate Family members of the persons listed above also are generally subject to the reporting requirements, on the theory that the director, officer or principal shareholder will financially benefit from these transactions.

These persons must file initial reports of CAM share ownership on Form 3 and subsequent reports of transactions on Form 4. Although the Legal Department of CAM is prepared to assist these persons in preparing such filings, the responsibility for such filings, including notifying CAM of the transaction and seeking pre-clearance, is that of the person.

In addition to the periodic reporting requirements, directors, officers and principal shareholders of CAM are subject to the “short swing” trading provisions of Section 16. Subject to certain exceptions, an officer, director or principal shareholder of CAM who engages in any combination of purchase and sale, or sale and purchase of a CAM security within any period of less than six months must turn over to CAM any profit realized or loss avoided by such a combination of transactions. This is an absolute penalty imposed by law, and it is imposed regardless of any intention on the part of the director, officer or owner.

CAM’s Legal Department is prepared to assist these persons in determining and satisfying their obligations under Section 16, but that assistance can be offered only if the transactions are reported to CAM’s General Counsel for pre-approval.

Rule 144

Directors and executive officers of CAM are required to file Form 144 with the SEC and NASDAQ before making an open market sale of CAM shares and shares of the Calamos Advised Closed- End funds. The Form 144 notifies the SEC and NASDAQ of intent to sell CLMS shares. Although the Form 144 is generally prepared and filed by the Calamos Legal Department, the reporting person retains responsibility for the timeliness and accuracy of reports. Again, that assistance can be offered only if the transactions are reported to CAM’s General Counsel for pre-approval.

OTHER REGULATORY REQUIREMENTS

Certain other restrictions are imposed upon Calamos personnel, other than Outside Trustees, Unaffiliated Trustees and Outside Directors, as a result of being in a highly regulated industry.

1.	Outside Employment or Outside Business Activity

What employees do outside the office on their own time is their business as long as it does not reflect negatively on or otherwise conflict with the company and its activities. However, for full-time employees of Calamos, it is expected that their position with the company is their primary employment. Any outside activity must not interfere with an employee’s ability to properly perform his or her job responsibilities.

Personnel contemplating a second job or other outside activity must notify their supervisor immediately. The supervisor will thoroughly discuss this opportunity with the employee to ensure it will not interfere with job performance at Calamos, nor pose a conflict of interest. All outside business activities must be preapproved by your supervisor and reported to the CCO via SCT.

2.	Service as a Director or Officer

No Access Person may serve as a member of the board of directors or trustees, or as an officer, of any publicly-held company without the prior written approval of the Chairman, CEO, President or the CCO, based on a determination that the board service would not be inconsistent with the interests of the clients of CAM. If an Investment Person is serving as a board member, that Investment Person shall not participate in making investment decisions relating to the securities of the company on whose board he or she sits.    Because of the potential for real or apparent conflicts of interests, such service is strongly discouraged.

3.	Gifts and Entertainment

Conflicts of interest may arise when employees are presented with gifts or entertainment from persons doing business with CAM or the Funds or hoping to do business with same. The Advisers Act as well as the 1940 Act require that Firms address these potential conflicts by adopting policies and procedures pertaining to Gifts and Entertainment. If a conflict does arise, the burden of proof falls on Calamos to prove they acted in the best interest of the client(s). So if ever there is a doubt regarding if a conflict exists, an employee should assume a conflict does exist and therefore he or she should not give or accept a gift or entertainment.

Regulations require Calamos to monitor gifts and entertainment. See also the separate policy on Gifts and Entertainment.

Gifts

Employees may not give or receive a gift with a value greater than $100 per year per giver or recipient. If multiple gifts are given or received, their combined value may not exceed $100 per year.

Cash or cash equivalents are not allowed to be given or accepted. This includes a gift card that may be converted into cash. Any gift accepted must only be accepted by an employee who is certain no conflict of interest or appearance of same raised by his acceptance of the gift. No gifts in poor taste may be given or accepted.

Pre-approval is required when giving gifts. An employee should enter the gift via SCT providing the recipient name, title, and company, as well as a description of the gift and its actual or estimated value. The employee must await approval from the Compliance Department before giving the gift.

Gifts received must be reported upon occurrence to the Compliance Department via SCT. The reporting should include the name of the giver, with title and company name as well as a description of the gift and its’ actual or estimated value. The CCO reserves the right to require the employee to return any gift if it determines such return is appropriate.

Entertainment

Entertainment provided or accepted must be appropriate and reasonable. The employee must consider any conflicts or potential conflicts prior to providing or participating in entertainment.

Employees may obtain Calamos owned tickets to, for example, a sporting event. When the tickets are used by an employee with a client or vendor, it is considered entertainment. If the employee gives the tickets to a client or vendor, etc. and does not attend the event himself, the tickets are considered a gift and the $100 limit applies. The same is true if a Calamos employee accepts tickets from a client or vendor and attends the event without that client or vendor, this is a gift and it should be pre-approved by the Compliance Department.

An employee should not provide or accept entertainment to or from the same client (or vendor, etc.) on a frequent basis. Invitations for excessive or extravagant entertainment must be declined. If such entertainment is accepted inadvertently, it must be reported to the Compliance Department via SCT.

Special Provisions for Public Pension Systems and Taft-Hartley Funds

Public Pension Funds. CAM and its Associates may not provide gifts or entertainment to persons of public pension funds subject to prior written pre-clearance approval. Please refer to Lobbyist Activities in the policies and procedures manual.

Taft-Hartley Funds. CAM and its Associates may not provide over $250 of entertainment benefit to any one labor organization, union official, employee of a labor organization or labor relations consultant during any calendar year without the prior written pre-clearance approval the of the Compliance Department. All such expenditures, regardless of amount, must be reported on the Concur expense reimbursement system.

All such expenditures for public pension funds and Taft-Hartley Funds, regardless of amount, must also be reported in the Firm’s Concur expense reimbursement system.

Please also refer to “Political Contributions and Lobbyist Policies and Procedures.”

4.	Political Contributions

Rule 206(4)-5 under the Advisers Act, also known as the “Pay-to-Play” rule (“the Rule”), prohibits an Investment Adviser from receiving compensation for investment advisory services rendered to a government client for two years after the Adviser or certain of its executives or advisory personnel make a contribution to certain elected officials or candidates. There are specific requirements and limitations under the Rule. Because of the impact political contributions may have on Calamos advisory business, all Access Persons must get approval prior to making a political contribution. These requests should be pre-cleared via SCT. If approved, the contribution must be made with 14 days of approval.

For further details, please refer to “Political Contributions and Lobbyist Policies and Procedures.”

5.	Identifying and Reporting Conflicts of Interest and Other Ethical Concerns

Calamos believes that the interests of Calamos and its clients can and should be aligned, despite the potential for conflicts of interest in the investment adviser/client relationship. In addition to being in the best interests of our clients to avoid conflicts of interest, it is in the best interest of Calamos itself to avoid actual and even, if possible, potential conflicts of interest.

In a company of our size and complexity, it can become difficult to identify conflicts of interest and other potential problems. But identification is the first and most necessary step in resolving those issues. Calamos believes that those dealing with the details of running its business operations are in just as good a position – often a better one – as Calamos management to identify potential problems.

All Calamos employees have an interest in identifying and solving potential problems. Each employee should feel free to raise questions and analyze what he or she is doing. In the end, Calamos is paying all of us to think and use our best judgment, and that includes raising questions and joining the discussion that shapes our business policies and practices. If any employee is concerned about an apparent conflict of interest, or any other legal or ethical question involving our businesses, we want to hear from you so that we can take the appropriate action.

An employee may report concerns directly to his or her manager or to a member of the Senior Management Team which includes the General Counsel (“GC”), Director of Human Resources (“HR”), Chairman, Chief Executive Officer (“CEO”), President, Chief Financial Officer (“CFO”) or the Chief Compliance Officer (“CCO”) (collectively “Senior Management”). Calamos encourages open-door, in-person reporting of concerns but also recognizes that some employees may feel uncomfortable raising issues, especially if they question the propriety of something that is occurring. Thus, as an alternative to direct reporting, employees may report concerns via EthicsPoint, which is an independent third-party service provider contracted to facilitate anonymous reporting of concerns. EthicsPoint is described more completely on the Calamos intranet site and also is accessible through www.ethicspoint.com.

Calamos will not tolerate retaliation in any form against employees who in good faith report actual or suspected concerns under this policy or against individuals who assist in the investigation of reported illegal or unethical conduct. Any act of retaliation should be reported immediately.

This policy should be read in conjunction with the Calamos Internal Whistleblower Policy, accessible on the Calamos intranet site.

This policy is intended to encourage employees to raise any concerns regarding illegal or unethical conduct. However, consistent with Securities and Exchange Commission Rule 21F-17, nothing in this policy or any other policy or agreement, limits an individual from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission, the Department of

Justice, Financial Industry Regulatory Authority, Inc., any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority, in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law, and no individual is required to advise or seek permission before engaging in any such activity. In connection with such activity, individuals should identify any information that is confidential and ask the government agency for confidential treatment of such information. Despite the foregoing, individuals are not permitted to reveal to any third party, including any governmental, law enforcement, or regulatory authority, information that is protected from disclosure by any applicable confidentiality provisions or privilege, including but not limited to the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges. Calamos does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other confidential or privileged information. Additionally, an individual’s ability to disclose information may be limited or prohibited by applicable law and Calamos does not consent to disclosures that would violate applicable law. Applicable laws include, without limitation, laws and regulations restricting disclosure of confidential supervisory information or disclosures subject to the Bank Secrecy Act (31 U.S.C. §§ 5311-5330), including information that would reveal the existence or contemplated filing of a suspicious activity report. Confidential supervisory information includes any information or materials relating to the examination and supervision of Calamos by applicable regulatory agencies, materials responding to or referencing non-public information relating to examinations or supervision by regulatory agencies and correspondence to or from applicable regulators.

RECORD RETENTION

The Compliance Department shall maintain the records listed below for a period of five years in a readily accessible place:

•	a copy of each Code that has been adopted or been in effect at any time during the past five years;

•	a record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	a record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person;

•	a record of each holdings and transaction report made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

•	a record of any decision and supporting reasons for approving the acquisition of securities in limited offerings for at least five years after the end of the fiscal year in which approval was granted;

•	a copy of each Initial Statement of Beneficial Ownership of Securities (SEC Form 3), Statement of Changes of Beneficial Ownership of Securities (SEC Form 4), and Annual Statement of Beneficial Ownership of Securities (SEC Form ).

Effective Date:	June 30, 2005
Amended Date:	March 17, 2009
Amended Date:	December 4, 2013
Amended Date:	June 23, 2014
Amended Date:	September 25, 2014
Amended Date:	July 1, 2016 effective August 1, 2016
Amended Date:	November 1, 2016

ATTACHMENT A

(Dated 7/1/2016)

John P. Calamos, Sr., Chairman and Global Chief Investment Officer

John Koudounis, Chief Executive Officer

J. Christopher Jackson, General Counsel

Robert Behan, President

Thomas E. Herman, Chief Financial Officer

Mark J. Mickey, Chief Compliance Officer, Calamos Advised Open-end, Closed-End Funds and Calamos Advised Exchange Traded Funds

Curtis Holloway, Treasurer

John E. Neal, Trustee

William R. Rybak, Trustee

Stephen B. Timbers, Trustee

David D. Tripple, Trustee

Virginia G. Breen, Trustee

Theresa A. Hamacher, Trustee

FIRMS WITH ELECTRONIC FEEDS TO SCT

Ameriprise

Charles Schwab

Chase Investment Services

Edward Jones

E*Trade

Fidelity

Interactive Brokers

JP Morgan

Merrill Lynch

Morgan Stanley Smith Barney

OptionsHouse

OptionsXpress

RBC Wealth Mangement

Scottrade

TD Ameritrade

T. Rowe Price

UBS

U S Bank

Vanguard

Wells Fargo